Exhibit 10.16

APPLETON PAPERS INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended Through March 28, 2001)

APPLETON PAPERS INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended Through March 28, 2001)

[i]

APPLETON PAPERS INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended Through March 28, 2001)

Article I. Establishment

1.1 Establishment of the Plan. Appleton Papers Inc. (the “Company”) established the APPLETON PAPERS INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the “Plan”), effective January 1, 1992 (the “Effective Date”). The Plan, as set forth in this document, includes all amendments adopted through March 28, 2001.

1.2 Purpose. The Company sponsors the Appleton Papers Inc. Retirement Plan for Non-Bargaining Unit Employees (the “Pension Plan”) for the benefit of employees and their beneficiaries. This plan is a defined benefit pension plan intended to operate as a “qualified plan” as that term is defined under section 401(a) of the Internal Revenue Code (the “Code”).

The Pension Plan is subject to limitations under sections 401(a)(17) and 415 of the Code that may result in the diminution of benefits payable on behalf of certain employees. Further, the Pension Plan does not recognize compensation deferred under a non-qualified deferred compensation plan of the Company as “Compensation” for benefit accrual purposes. This Plan is established and maintained to offset these diminutions for eligible employees.

This Plan is intended to be an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees and as such is exempt from Parts 2, 3, and 4 of Title I of ERISA.

Article II. Definitions and Construction

2.1 Definitions. The terms used in this Plan shall have the same meaning as they have under the Pension Plan except as otherwise indicated herein.

(a)	“Company” means Appleton Papers Inc.

(b)	“Compensation” under this Plan for any calendar year shall have the meaning given it under Section 1.17(b) of the Pension Plan, plus any deferred compensation for such calendar year; provided that “Compensation” shall not include special payments that are designated by the Company, at or prior to the time of payment, as non-pensionable. In particular, “Compensation” shall not include value related completion bonuses (i.e. bonuses dependent on the timely and satisfactory completion of a transaction) or loyalty payments (i.e. payments made in recognition of past service and in full discharge of employment protection rights).

(c)	“Employer” means the Company and any Subsidiaries participating in the Pension Plan.

(d)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(e)	“Participant” means an employee of the Employer who meets the participation requirements set forth in Section 3.1 of this Plan.

(f)	“Retirement” means separation from service from the Employer on or after attainment of early or normal retirement eligibility under the Pension Plan, but in no event earlier than age 55 with 10 years of service.

(g)	“Subsidiary” means a corporation which, with the Company, is a member of a controlled group of Employers or an affiliate as defined in Internal Revenue Code section 414(b), (c), or (m).

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender shall include the feminine and neuter genders; the plural shall include the singular and the singular shall include the plural.

2.3 Employment Rights. Establishment of the Plan shall not be construed to give any Participant the right to be retained by the Employer or to interfere with the right of the Employer to discharge or retire any Participant at any time. Nothing contained in the Plan shall give a Participant the right to any benefits not specifically provided by the Plan.

2.4 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

2.5 Applicable Law. Portions of this Plan providing benefits for certain employees in excess of the limitations on contributions and benefits imposed under section 415 of the Internal Revenue Code are fully exempt from the provisions of ERISA pursuant to section 4(b)(5) thereof. Other portions of the Plan which are unfunded and relate to a select group of management or highly compensated employers are intended to be exempt from ERISA as described in Section 1.2 above and from all ERISA reporting and additionally from disclosure requirements except the filing of a statement with Department of Labor pursuant to DOL regulations section 2520.104-23. The Plan shall be governed and construed in accordance with the laws of the State of Wisconsin except to the extent such laws are preempted by ERISA.

Article III. Participation and Benefits

3.1 Participation and Vesting.

(a)	A person who is a participant under the Pension Plan shall become a Participant in this Plan at the time he has become subject to (1) or (2), or both (1) and (2), below:

(1)	the benefit to which he is entitled under the Pension Plan is limited due to the operation of sections 401(a)(17) and 415 of the Code;

(2)	he has elected to defer compensation under a non-qualified deferred compensation plan of the Company, and such deferred compensation is not recognized under the Pension Plan.

(b)	Effective December 4, 1998, a Participant (or Beneficiary, if applicable) shall be entitled to and vest in a Supplemental Retirement Benefit under this Plan only upon the occurrence of (i) termination of employment with a vested benefit under the Pension Plan, whether by Retirement or otherwise, or (ii) receipt of a Disability Retirement Pension under the Pension Plan.

3.2 Retirement Benefit.

(a)	Amount of Retirement Benefit. A Participant who becomes eligible for a Supplemental Retirement Benefit pursuant to Section 3.1 above shall be entitled to a monthly benefit in an amount equal to the excess of (1) below over (2) below:

(1)	the retirement benefit to which he would have been entitled under the Pension Plan had (i) his benefit not been reduced pursuant to Code sections 401(a)(17) and 415, or (ii) his benefit included amounts deferred under a non-qualified deferred compensation plan of the Company (or both (i) and (ii)),

(2)	the retirement benefit to which he is entitled under the Pension Plan;

provided, however, that no benefit shall be payable under the Plan unless and until the Participant (or Beneficiary, if applicable) is eligible to receive an immediate retirement benefit under the Pension Plan. Benefits under this Plan shall be subject to the same cost-of-living adjustments, if any, as applicable under the Pension Plan.

(b)	Payment of Benefit. A Participant’s Supplemental Benefit shall be paid or commence at the time payment of the Participant’s (or, if applicable, the Beneficiary’s) benefit under the Pension Plan is paid or commences.

(c)	Form of Benefit. A Participant shall be deemed to have elected the same benefit form under this Plan as his election in effect under the Pension Plan at the time of payment or commencement of payment under the Pension Plan. If no election is in effect under the Pension Plan at his termination of employment as to form of benefit, the Participant shall be deemed to have elected to receive his benefits in the form of a single life annuity if unmarried, or in the form of a Qualified Joint and Survivor Annuity if married.

3.3 Small Benefits. Notwithstanding the foregoing provisions of this Plan, if the amount of the Actuarial Equivalent immediate single sum payment of a Participant’s or a Beneficiary’s accrued benefit under this Plan is less than $20,000, the benefit will be paid to the Participant or Beneficiary in one lump sum payment.

3.4 Beneficiary. The Beneficiary of each Participant under the Pension Plan shall be the beneficiary of the Participant’s benefits under this Plan.

3.5 Death Benefits.

(a)	Death Prior to Commencement of Benefit. In the event of a Participant’s death prior to payment or commencement of payment of a benefit hereunder, the greater of the following pre-retirement death benefits will be available to the Participant’s surviving spouse, if any:

(1)	the Pre-Retirement Surviving Spouse Annuity provided under Section 6.03 of the Pension Plan, if eligible for such benefit under the Pension Plan; or

(2)	the Special Spouse Benefit provided under Sections 6.01 and 6.02 of the Pension Plan, if eligible for such benefit under the Pension Plan.

(b)	Death After Commencement of Benefits. If the Participant dies after the commencement of benefits under this Plan, the Beneficiary shall receive such benefits, if any, as are provided in accordance with the Participant’s election under Section 3.2(c) regarding the form of benefits.

(c)	Except as set forth in subsections (a) and (b) above, no death benefits are payable under the Plan.

3.6 Disability Benefits. If a Participant terminates his employment with the Employer because of a Disability as defined under the Pension Plan, benefits will be payable under this Plan at such time as the Participant commences to receive benefits under the Pension Plan, as calculated and paid pursuant to Section 3.2.

Article IV. General Provisions

4.1 Funding. All benefits paid under this Plan shall be paid in cash from the general assets of the Company. Such amounts shall be reflected on the accounting records of the Company but shall not be construed to create or require the creation of a trust, custodial, or escrow account. No employee shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Company may purchase, establish, or accumulate to aid in providing benefits under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the employer and an employee or any other person. Neither an employee nor beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor.

The foregoing paragraph is not intended to preclude the Company from establishing and funding a trust pursuant to I.R. Rev. Proc. 92-64 through which any or all of such benefits may be paid.

4.2 Administration. This Plan shall be administered by the Vice President - Human Resources of the Company (referred to in this Plan as the “Administrator”), provided that the powers and authority of the Administrator shall reside with the Chief Executive Officer of the Company with respect to the eligibility or entitlement to benefits under this Plan with respect to the said Vice President - Human Resources. The Administrator shall have, to the extent appropriate, the same powers, rights, duties, and obligations with respect to this Plan as does the administrative committee of the Pension Plan; provided, however, that the Administrator shall have full discretion to interpret the provisions of this Plan and that the determination of the Administrator as to any questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

4.3 Expenses. The expenses of administering the Plan shall be borne by the Company.

4.4 Indemnification and Exculpation. The Administrator, its agents, and officers, directors, and employees of the Company and its Subsidiaries shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

4.5 Interests not Transferable. The interests of the Participants and their beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, or encumbered.

4.6 Effect on Other Benefit Plans. Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of a qualified pension plan maintained by the Employer. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans.

4.7 Tax Liability. The Employer may withhold from any payment of benefits hereunder any taxes required to be withheld by law.

Article V. Amendment and Termination

5.1 Amendment and Termination. The Company reserves the right to amend this Plan from time to time and to terminate the Plan at any time. Termination of the Plan shall not diminish the rights of any Participant to benefits accrued prior to such date of termination of or cessation of participation in the Plan. The benefits of all Participants (and any benefits of former Participants who remain employed by the Employer on such date) shall become fully vested upon termination of the Plan.

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